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Data Stated in Thousands

       Voluntary Schedule - Certain Financial Information
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Regulation                 Statement Caption                                  1993       1992          1991


5-02(1)                    Cash and cash equivalents                       $609,891    $598,557       $523,462
5-02(18)                   Total assets                                  10,041,543  11,451,267     11,326,662
5-02(22)                   Long-term debt                                 2,279,796   2,406,071      2,158,988
5-02(30)                   Capital stock                                    438,811     438,811        438,811
5-02(31)(a)(3)(ii)         Retained earnings                                711,918     816,698        647,428
5-03(b)(1)(a)              Equipment sales                                  840,944     743,285        555,413
5-03(b)(1)(c)              Income from rentals, ne                          123,326     164,155        165,212
5-03(b)(1)(d)              Capital leases                                   450,071     502,835        461,272
5-03(b)(1)(d)              Income from working capital financing            104,286      80,645         90,016
5-03(b)(1)(d)              Income from loans                                112,339     155,595        179,636
5-03(b)(1)(d)              Other income                                     139,464     116,015        192,978
5-03(b)(2)(a)              Cost of equipment sales                          777,364     676,412        480,107
5-03(b)(8)                 Interest expense                                 365,675     445,816        562,531
5-03(b)(10)                Earnings before taxes and other items            393,392     350,832        325,079
5-03(b)(11)                Provision for income taxes                       173,172     131,562        124,858
5-03(b)(16)                Net earnings                                     220,220     219,270        200,221


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